Exhibit 23.1

Alcatel
Registration Statement, Form S-8

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our reports on the consolidated financial statements of Alcatel and on the combined financial statements of the Optronics division of Alcatel, each dated January 31, 2002 included in Alcatel’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001 into the Form S-8 Registration Statement for Alcatel 2002 Stock Option plan and to all references to our firm included in this Registration Statement.

Barbier Frinault & Autres
Andersen
/s/ Christian Chiarasini

Paris, France
May 31, 2002